Exhibit 99.1

ATHLON ENERGY ANNOUNCES OPERATIONAL UPDATE,

ACQUISITION IN THE MIDLAND BASIN & PROVIDES 2014 OUTLOOK

FORT WORTH, Texas—(BUSINESS WIRE)—January 24, 2014—Athlon Energy (NYSE: ATHL) (“Athlon”, or the “Company”) today announced select operational results for the fourth quarter and full-year 2013, an acquisition in the core of the Company’s existing operating areas in the northern Midland Basin, and provided its 2014 outlook.

Production Update:

Athlon’s average daily production volumes for the fourth quarter 2013 increased 69% to 14,689 BOE/D as compared to 8,710 BOE/D produced in the fourth quarter 2012, with oil volumes growing 83% year-over-year. Average daily production volumes for the full-year 2013 increased 73% to 12,213 BOE/D as compared to 7,047 BOE/D produced in the full-year 2012, with oil volumes growing 85% year-over-year.

	Three Months Ended			Year Ended
	December 31			December 31
	2013	2012	% Change	2013	2012	% Change
Total production volumes:
Oil (MBbls)	819	447	83%	2,682	1,457	84%
Natural gas (MMcf)	1,453	998	46%	4,927	3,163	56%
NGLs (MBbls)	290	188	54%	954	595	60%
Combined (MBOE)	1,351	801	69%	4,458	2,579	73%

Average daily production volumes:
Oil (Bbls/D)	8,905	4,855	83%	7,349	3,981	85%
Natural gas (Mcf/D)	15,791	10,843	46%	13,497	8,641	56%
NGLs (Bbls/D)	3,151	2,048	54%	2,614	1,625	61%
Combined (BOE/D)	14,689	8,710	69%	12,213	7,047	73%

Similar to other Permian operators, Athlon’s production volumes across the Midland Basin were negatively impacted by severe winter weather during the fourth quarter 2013. However, as a result of field personnel dedication, operational outperformance, and rapid contingency response, the Company was still able to meet daily production expectations for the quarter.  Without the impact of inclement weather, Athlon would have meaningfully exceeded production expectations. Heavy icing and low temperatures resulted in widespread power outages, interruptions at various production facilities, and delays in oil trucking activity. Additionally, postponements in gathering line tie-ins caused natural gas production volumes to be curtailed more severely.

Drilling Update:

During the fourth quarter 2013, Athlon drilled 46 gross operated vertical wells (45 net) while operating seven operated vertical rigs, and drilled a total of 171 gross operated vertical wells (165 net) during the full-year 2013.  Athlon continues to utilize more efficient vertical drilling rigs that have significantly reduced the time from spud to rig release, which resulted in 2 additional gross wells drilled in the fourth quarter 2013 than originally planned.

In Midland County, the Company’s first horizontal well, TXL N 7-3 #5H, was completed using a 20-stage hybrid fracture stimulation over a perforated lateral length of 4,588 ft. in the Wolfcamp B zone and flowed up casing naturally at a controlled rate with a peak 3-phase 24-hour IP rate of 1,661 BOE/D (80% oil) and achieved a peak 3-phase 30-day rate of 1,200 BOE/D (77% oil). Athlon believes this represents the highest normalized 24-hour initial production rate of any reported horizontal Wolfcamp well in the Basin.

Athlon’s second horizontal well in Midland County, Davidson 27C #12H, was completed using a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,426 ft. drilled in the Wolfcamp B zone and is flowing naturally up casing with a peak 3-phase 24-hour IP rate of 2,078 BOE/D (78% oil) and a peak 3-phase 20-day rate of 1,759 BOE/D (71% oil).  While the well has not yet reached its peak 30-day rate, the Company is encouraged by early results and is optimistic it will be among the top performing wells in the Basin. Athlon expects both of the Midland County wells to significantly exceed its previously disclosed horizontal Wolfcamp type curves of 500 MBOE for a ~5,000 ft. lateral and 730 MBOE for a ~7,500 ft. lateral.

In Glasscock County, the Wilkinson 31 #8H was successfully drilled to a lateral length of 7,623 ft. in the Wolfcamp A zone, completed utilizing a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,132 ft., and has been producing on gas lift for only six days. The Lawson #2703H was successfully drilled and cased to a lateral length of 8,096 ft. in the Wolfcamp A zone, and is waiting on completion.

In Howard County, the horizontal rig is currently drilling the Abel 18 #3H, a 7,663 ft. lateral targeting the Wolfcamp A zone. After the Abel 18 #3H, the Company expects to drill two more horizontal wells targeting the Wolfcamp A zone in Howard County. The rig is then expected to move to Irion County to drill two Wolfcamp B wells before returning to Glasscock County to drill multiple wells to protect lease boundaries from competitive development by operators directly offsetting the Company’s acreage.

Acquisition Highlights:

Athlon has entered into a purchase and sale agreement with undisclosed sellers to acquire certain assets in the northern Midland Basin totaling approximately 5,645 net acres for $88 million in cash.  The properties are concentrated near the Company’s existing operating areas in Midland, Upton, Martin, and Andrews counties, with current production of approximately 750 BOE/D (60% oil).  Other highlights include:

•                  70 gross horizontal Wolfcamp A, Wolfcamp B and Cline locations (~5,000 ft. lateral average);

•                  58 gross producing vertical wells and 250 additional gross vertical locations;

•                  2.9 MMBOE of proved reserves; and

•                  82% operated with 72.5% average working interest.

The acquisition will be funded with a combination of cash-on-hand and borrowings under the Company’s undrawn $525 million revolving credit facility and is expected to close in February 2014 with a September 1, 2013 effective date.

Athlon has added approximately 11,000 net acres of leasehold since the time of its initial public offering, including today’s announced acquisition. The Company’s total acreage position currently stands at approximately 109,000 net acres, entirely in the northern Midland Basin.

2014 Outlook:

Drilling Activity

Athlon’s Board of Directors has approved a 2014 capital budget for drilling expenditures of $595 million. The Board has also approved an additional $20 million for leasing, infrastructure, and capital workovers. For 2014, Athlon expects drilling & completion costs per vertical well to remain unchanged from 2013. The budget represents an increase to the Company’s expectations at its initial public offering due to operational outperformance leading to incremental activity, higher average working interests of 95% vs. 92% previously, and additional drilling capital for today’s announced acquisition.

The Company will operate eight vertical rigs and expects to drill a total of 205 gross operated vertical wells. Athlon also expects to drill 21 gross operated horizontal wells during 2014, with its second horizontal rig arriving in the second quarter 2014.

Production

Athlon expects average daily production to range from 19,750 to 20,750 BOE/D for the full-year 2014, which exceeds the Company’s expectations at its initial public offering, is consistent with incremental drilling activity, and includes today’s announced acquisition.

For the first quarter 2014, Athlon expects average daily production to range from 16,200 to 16,800 BOE/D, also including today’s announced acquisition.  The Company expects to continue flaring nominal amounts of wellhead gas due to ongoing delays in hooking up newly completed wells.  Production volumes may be impacted positively or negatively depending on the timing of these delays.

Operating Expenses

For the full-year 2014, Athlon expects direct LOE to average $6.35 to $6.85 per BOE. In addition, the Company anticipates production, ad valorem, and severance taxes to be in the range of 6.5% to 7.0% of wellhead revenues and recurring cash G&A expenses to average between $2.50 and $3.00 per BOE.

Hedging Update:

Athlon has recently added fixed price hedges for future sales of oil production in 2014. The Company now has approximately 75% of its forecasted oil production hedged at $92.61 per BBL for the year. The following table reflects Athlon’s current outstanding oil swap contracts, which are priced off NYMEX West Texas Intermediate (“WTI”) crude oil index prices:

NYMEX WTI	Average Bbls	Price
Oil Swaps	Per Day	Per Bbl
2014:
First Quarter	8,606	$92.70
Second Quarter	8,950	$92.71
Third Quarter	9,950	$92.52
Fourth Quarter	9,950	$92.52
2014 Average	9,369	$92.61
2015 Average	1,300	$93.18

Management Commentary:

“I am very proud of our team as we ended the year strong, achieving outstanding early results from our horizontal program and managing to meet production expectations despite being negatively impacted by severe weather.  This is a testament to the hard work and effort of our field personnel, who were exceptional in getting our production back online so quickly,” stated Bob Reeves, President & Chief Executive Officer.  “We also continue to successfully acquire high quality acreage in the prolific northern Midland Basin, adding almost 11,000 net acres since our IPO. Our team is looking forward to 2014 as a continuation of our strong results delivered in 2013, anchored by our stable, vertical production with accelerating horizontal growth, which is fully-funded by our durable capital structure and strong hedging profile.”

About Athlon Energy:

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Contact Information:

William Butler, 817-984-8200

Chief Financial Officer

InvestorRelations@athlonenergy.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those with respect to Athlon’s drilling plan, capital budget, excepted well results, the benefits of pending acquisitions and the closing thereof, expected operating expenses (including LOE, production, ad valorem and severance taxes and recurring cash G&A expenses), expected benefits from hedging activity, expected production for the full-year 2014 and the first quarter of 2014, possible delays in hooking up newly completed wells, the number, location and expected benefits form vertical and horizontal rig activity, changes in type curves, and flaring activities, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. New factors emerge from time to time, and it is not possible for Athlon to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the final prospectus filed with the United States Securities and Exchange Commission in connection with Athlon’s initial public offering. The risk factors and other factors noted in the prospectus could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.